AGREEMENT AND PLAN OF REORGANIZATION
                            AND CORPORATE SEPARATION

         The parties to this Agreement are AMTECH SYSTEMS, INC. ("Amtech"), an Arizona corporation having its principal place of business at 131 South Clark Drive, Tempe, Arizona 85281, and EUGENE R. HARTMAN ("Hartman") whose address is 1607 Waltham Court, Lutherville, Maryland 21093. The parties hereby agree as follows:

1.       RECITALS

         1.1 Stock Ownership. Amtech is the owner of all of the issued and outstanding capital stock of ECHELON SERVICE COMPANY ("Echelon"), a Maryland corporation having its principal place of business at 7400 York Road, Third Floor, Towson, Maryland 21204 ("Echelon"), which is engaged in the temporary personnel business. Hartman is the Vice President, Chief Operating Officer of Technical Contract Personnel Business and a director of Amtech, and the President of Echelon. Hartman owns 98,016 shares of the common stock, $.01 par value per share, of Amtech (the "Amtech Shares").

         1.2 Purpose. Amtech desires to divest its contract personnel business that is operated through Echelon in order to focus its resources on its core semiconductor equipment business. Toward that end, pursuant to the terms hereof, Amtech agrees to distribute all of the outstanding capital stock of Echelon to Hartman in exchange for the Amtech Shares.

         1.3 Tax Treatment. The parties intend that the transactions contemplated by this Agreement shall be treated as a tax-free split-off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the "Code"), and the parties agree to take any and all actions that are appropriate and consistent with such tax treatment, whether such acts are required, appropriate or necessary before or after the Closing.

2.       THE TRANSACTION

         2.1 The Exchange. As consideration for this transaction, the parties agree as follows:

         (a) Amtech Shares. Hartman shall deliver to Amtech at the Closing, the Amtech Shares, duly endorsed for transfer to Amtech.

         (b) Echelon Stock. In exchange for the Amtech Shares, Amtech will deliver to Hartman at the Closing all of the outstanding capital stock of Echelon ("Echelon Stock"), duly endorsed for transfer to Hartman.

         2.2 Dividend. In order to equalize the value of the securities being exchanged, the parties agree that, at or prior to the Closing, there shall be a cash dividend by Echelon to Amtech of $393,368 (the "Cash Dividend").

         2.3 Amtech Options; Other Compensation. The parties agree that Hartman's stock options to purchase shares of Amtech common stock shall continue in effect in accordance with their existing terms. The parties agree that Amtech shall have no obligation to Hartman for any accrued incentive compensation, stock bonus or other compensation accrued through the Closing Date. Echelon shall be responsible for Hartman's compensation.

         2.4 Resignation. Effective as of the Closing, Hartman shall tender his resignation as an officer of Amtech. In addition, upon Amtech's request, Hartman agrees to tender his resignation as a director of Amtech.

         2.5  Closing.   The  delivery  of  all   consideration   and  documents
contemplated herein ("the Closing") shall take place as soon as practicable after the date hereof at such place and time as the parties may mutually agree (the "Closing Date").

3.       REPRESENTATIONS, WARRANTIES AND AGREEMENTS OF AMTECH
         In order to induce  Hartman to enter into this Agreement and to deliver
the  Amtech  Shares  and  other  consideration   provided  for  herein,   Amtech
represents, warrants and agrees as follows:

         3.1 Organization and Good Standing. Echelon (a) is a corporation duly organized, validly existing and in good standing under the laws of Maryland, (b) has in all material respects full corporate power and authority to own and lease the property and assets it now owns and leases and, in all material respects, to carry on its business as and where such property and assets are now owned or leased and such business is now conducted and (c) is duly licensed or qualified to do business as a foreign corporation and is in good standing in all jurisdictions in which the character of the property and assets now owned or leased by it or the nature of the business now conducted by it require it to be so licensed or qualified and in which the failure to be so qualified or licensed would have a material adverse effect on the business now conducted by it. There are no dissolution, liquidation or bankruptcy proceedings pending, contemplated by or, to the best knowledge of Amtech, threatened against Echelon.

         3.2 Authority. Amtech has duly and validly taken all necessary corporate proceedings to authorize the execution, delivery, and performance of this Agreement by Amtech. This Agreement has been duly and validly authorized, executed, and delivered by Amtech, constitutes a legal, valid, and binding obligation of Amtech, and (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally or general equitable principles) is enforceable as to Amtech in accordance with its terms.

         3.3 Absence of Conflicts. Neither the execution and delivery of this Agreement the compliance with the terms and conditions thereof, nor the consummation of the transactions contemplated herein by Amtech will (i) conflict with any of the terms, conditions or provisions of the articles or certificate of incorporation, bylaws or other constituent instruments of Amtech or Echelon, or (ii) conflict with, result in a breach of, constitute a default or event of default under (whether by notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval (other than those required to be obtained and which have been duly obtained) under any indenture, mortgage, lien, lease, agreement or instrument to which Amtech or Echelon is a party or by which either of them or any of their assets may be bound, except for Echelon's existing premises lease, as to which all necessary consents or waivers have been or will be obtained prior to the Closing.

         3.4 Capitalization. The authorized capital stock of Echelon consists of 500 shares of common stock, without par value, of which 100 shares are outstanding. All of said outstanding shares are validly issued, fully paid and non-assessable. To the knowledge of Amtech, there are no outstanding options, calls or commitments of any character relating to the authorized and unissued capital stock of Echelon or to any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or to acquire any shares of capital stock of Echelon.

         3.5 Ownership of Shares. At the Closing, Amtech will have full legal title to the Echelon Stock free and clear of any liens or encumbrances and of any rights or interests therein, direct or contingent or indirect in favor of any other person or party, and Amtech has full right, power and authority to deliver the outstanding certificates therefor, or to cause the same to be transferred pursuant hereto. Amtech has owned all of the outstanding stock of Echelon for the five year period preceding the date hereof.

         3.6 Echelon Financial Statements. Amtech has furnished to Hartman and attached hereto as Schedule 3.6 copies of the following (sometimes herein collectively called the "Echelon Financial Statements"):

         (a) The unaudited balance sheets for the two (2) most recent fiscal years and statements of income or loss and supplemental schedules for the two (2) most recent fiscal years respectively of Echelon, reviewed by Arthur Andersen LLP, who are independent certified public accountants ("Arthur Andersen"), in connection with their audit of Amtech's consolidated financial statements, and

         (b) The unaudited consolidated balance sheets as of October 31, 1995 and related statements of income or loss of Echelon for the interim period ended on October 31, 1995.

         To  the  best  knowledge  of  Amtech,  all  of  the  Echelon  Financial
Statements, together with the Notes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied from period to period, except that substantially all disclosures have been omitted and income taxes have not been reflected, are true and correct and fairly present the financial position of Echelon at the dates indicated and the results of its
operations   for  the  periods  ended   thereon.

         3.7 Absence of Undisclosed Liabilities. Except as and to the extent reflected or reserved against in the Echelon Financial Statements or known to Hartman, Amtech is not aware of any liabilities or obligations of Echelon as of the respective dates thereof, secured or unsecured (whether accrued, absolute, contingent or otherwise), and Echelon has incurred no liabilities or obligations since the date of the audited Echelon Financial Statements, except current liabilities incurred in the ordinary course of business or in connection with the transactions contemplated hereby. Amtech will be responsible for paying the balance of fiscal 1995 income taxes of Echelon.

         3.8 Absence of Certain Changes or Events. To the best knowledge of Amtech, there has not since the date of the Echelon Financial Statements been any event which materially adversely affects, or which may in the future (as far as Amtech can foresee) materially adversely affect, the financial condition, results of operations, business, properties, assets, liabilities, or future prospects of Echelon, including without limitation the loss, or threatened or impending loss of any significant customer; provided, however, that no representation is made herein as to political or economic matters of general applicability.

         3.9 Continuation of Business. After the Closing, Amtech intends to continue to operate its current business at substantially the same level and has no plan or intent to substantially alter or dispose of such business.

4.    REPRESENTATIONS,  WARRANTIES AND AGREEMENTS OF HARTMAN

         In order to induce Amtech to enter into this Agreement and to deliver the Echelon Stock as provided herein, Hartman represents, warrants and agrees as follows:

         4.1 Authority. Hartman has full power and authority to enter into and perform under this Agreement free of any rights in or equity in favor of any other person

         4.2 Ownership of Amtech Shares. At the Closing, Hartman will have full legal title to the Amtech Shares free and clear of any liens or encumbrances and of any rights or interests therein, direct or contingent or indirect in favor of any other person or party, and Hartman has full right, power and authority to deliver the certificates for the Amtech Shares, and all title and right thereto, to Amtech. Prior to the Closing, Hartman agrees that he will not sell, transfer, encumber, hypothecate or dispose of any of the Amtech Shares. Hartman represents and acknowledges that the Amtech Shares being transferred herein represent all of Hartman's ownership of outstanding capital stock of Amtech and that, except for outstanding options to purchase 5,000 shares of Amtech common stock, Hartman has no other rights to own or acquire any capital stock of Amtech.

         4.3 Financial  Condition of Echelon.  To the best  knowledge of Hartman
(a) the Echelon Financial Statements fairly represent and do not materially understate or overstate the financial condition of Echelon, and (b) there have been no developments or events that would materially increase or decrease the financial condition of Echelon above or below that reflected in the Echelon Financial Statements.

         4.4 Acknowledgement of Information. Hartman acknowledges that to the extent that he has requested of Amtech information concerning Echelon, Hartman has received the same. Further, Hartman acknowledges that, as the President of Echelon, he is intimately familiar with the financial condition and business of Echelon.

         4.5 Restricted Securities. Hartman represents and warrants to Amtech that, subject to the further provisions of this Agreement, it is and will be at the time of the acquisition thereof, his intention to acquire the Echelon Stock to be issued pursuant to this Agreement for his own account, for investment and not with a view to the distribution or resale thereof. Hartman hereby acknowledges his understanding that the Echelon Stock has not been registered under the Securities Act of 1933, as amended, or any applicable state securities laws.

         4.6 Tax Advice and Consequences. Hartman represents and acknowledges that he has sought tax advice concerning the transaction(s) contemplated by this Agreement from his own advisors and that, although Amtech has agreed to the formulation of this Agreement in certain respects so as to obtain a favorable tax result for Hartman, neither Amtech nor any of its agents or representatives has acted as such advisor and Amtech has not made and does not make any representations or warranties concerning any tax treatment or result of any transaction arising out of this Agreement.

5. FURTHER AGREEMENTS OF HARTMAN AND AMTECH

   Pending the Closing:

         5.1 Preservation of Business. From and after the date of this Agreement and until the Closing Date, Amtech will cause Echelon to use its best efforts to
(i) continue to maintain, in all material respects, its properties in accordance with present practices in a condition suitable for their current use, (ii) continue to conduct its business in the ordinary course, (iii) keep its books of account, records and files in the ordinary course and in accordance with existing practices and (vi) keep available the services of its employees and continue to maintain existing business relationships with suppliers and customers to the extent that such relationships are, at said time, judged to be economically beneficial to Echelon, as the case may be.

         5.2 Conduct of Business. From and after the date of this Agreement and until the Closing Date, without the consent of Hartman and except as provided herein, Amtech will not take any action to cause Echelon to (a) amend its Articles of Incorporation, (b) issue, sell, or otherwise dispose of any of its authorized capital stock, (c) declare or pay any dividend or make any other distribution in cash or property on its capital stock, (d) merge or consolidate with or into any corporation, (e) make or become liable for any bonus, pension or profit-sharing or incentive payment to any of its officers, directors, employees or stockholders, (f) sell or otherwise dispose of or encumber or contract to sell or otherwise dispose of or encumber any of its properties or assets other than in sales or dispositions in the ordinary course of business or in connection with normal repairs, renewals and replacements, (g) modify, amend or cancel any of its existing leases or understandings other than in the ordinary course of business, which shall not include the making of any commitment extending beyond three (3) months from the date hereof, (h) take any other action which might materially adversely affect the interests of Echelon, or (i) fail to operate its business in the customary manner or to maintain in good condition its business premises, plant, fixtures, furniture and equipment.

         5.3 Consents. Hartman and Amtech shall work together to cause Echelon to take all necessary action and use all reasonable efforts to obtain all consents, approvals, permits and licenses required by it to carry out the transactions contemplated by this Agreement.

         5.4 Reasonable Efforts. Hartman shall use all reasonable efforts to assist Amtech to cause all conditions precedent to the consummation of the transactions contemplated hereby applicable to Echelon to be fulfilled as promptly as practicable.

         5.5 Limitation of Liability. The parties agree that Amtech will not be liable for a breach of its warranties contained herein pertaining to Echelon's capitalization, financial condition or business affairs if such breach was caused by the actions or omissions of Hartman or if Hartman was aware of facts that render such representation or warranties to be inaccurate. The parties further agree that Hartman will not be liable for a breach of his warranties contained herein pertaining to Echelon's capitalization, financial condition or business affairs if such breach was caused by the actions or omissions of Amtech or if Amtech was aware of facts that render such representation or warranties to be inaccurate.

         5.6 Future Tax Liability. Hartman agrees to cause Echelon to pay to Amtech after the Closing Date an amount equal to 45% of Echelon's taxable income for the fiscal quarter ended December 31, 1995. The purpose of such payment is to offset that portion of Amtech's consolidated income tax liability resulting solely from Echelon's operations. Such payment shall be in immediately available funds and may be paid in four equal installments on January 15, March 15, June 15 and September 15, 1995. The amount of Echelon's taxable income for the quarter ended December 31, 1995 shall be mutually agreed upon by Hartman and Amtech. If the parties do not agree on such amount, the determination of Arthur Andersen as to such amount shall be final.

         5.7 Past Tax Liability. If after the Closing Date Echelon is assessed with additional income tax liability for any time during the period commencing April 1, 1989 and ending

September 30, 1995, and Amtech received economic benefit as a result of having underpaid Echelon's tax liability, Amtech agrees to indemnify Hartman for such tax liability.

6.       CONDITIONS TO THE OBLIGATIONS OF AMTECH

         All of the obligations of Amtech under this Agreement, except with respect to confidentiality, are subject to each of the following conditions:

         6.1 Representations are True At Closing. The representations and warranties of Hartman contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of such date, and each and all of the agreements and conditions to be performed and satisfied hereunder by Hartman at or prior to the Closing Date shall have been duly performed and satisfied.

         6.2 No Litigation. No action or proceeding shall be pending or threatened at any time prior to the Closing Date before any court or other governmental body by any person or public authority seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         6.3 Certificates. Hartman shall have delivered to Amtech a certificate, dated the Closing Date, to the effect that to the best of his knowledge the representations and warranties of Hartman contained in this Agreement are true and correct on and as of the Closing Date with the same effect as though made on the Closing Date and that he has complied with all of the covenants and satisfied all of the conditions to be performed or satisfied at or prior to the Closing Date.

         6.4 Valuaton Report. Amtech shall have received an opinion from an independent financial business appraiser that, combined with other information available to Amtech, satisfies Amtech that this transaction is fair to its stockholders.

7. CONDITIONS TO THE OBLIGATIONS OF HARTMAN

         7.1 Representations of Amtech True. The representations and warranties of Amtech contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of such date, and each of the agreements and conditions to be performed and satisfied under this Agreement by Amtech on or prior to the Closing Date shall have been duly performed and satisfied.

         7.2 No Litigation. No action or proceeding shall be pending or threatened at any time prior to the Closing Date before any court or other governmental body by any person or public authority seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         7.3 Certificates. The chief executive officer and chief financial officer of Amtech shall have delivered to Hartman a certificate, dated the Closing Date, to the effect that to the best of their knowledge the representations and warranties of Amtech contained in this Agreement are true and correct on and as of the Closing Date with the same effect as though made on the Closing Date and Amtech has complied with all of the covenants and satisfied all of the conditions to be performed or satisfied at or prior to the Closing Date.

8. GENERAL AND MISCELLANEOUS

         8.1 No Broker. Each of the parties represents and warrants to the other that no person, firm or corporation has acted in the capacity of broker or finder on his or its behalf to bring about the negotiation of this Agreement or the Closing of the transactions contemplated hereby, and agrees to indemnify and hold the other party harmless against any claims or liabilities asserted against him or it by any person acting or claiming to act as a broker or finder on behalf of the party against whom indemnity is sought.

         8.2  Survival  Past  Closing.   The  respective   representations   and
warranties of the parties herein contained shall survive the Closing and any investigation by either party.

         8.3 Indemnification. Each of the parties agrees to indemnify the other and hold him or it harmless from any loss, damage or expense (including attorneys' fees incurred in enforcing a claim for indemnification) which he or it may incur or suffer by reason of the breach of any of their respective representations, warranties or agreements herein contained; provided that no claim shall be made pursuant to this paragraph 8.3 unless the claimant has suffered such loss, damage or expense in a cumulative minimum of $5,000. As to claims made by third parties which might be the subject of indemnification hereunder and as a condition precedent to indemnification, the party against whom the claim is made shall promptly notify the indemnifying party of any such claim arising prior to the date of transfer hereunder and the indemnifying party shall render reasonable assistance to the party against whom the claim is made in evaluating the validity of any such claim, debt or liability.

         Further, a party seeking indemnification shall promptly upon discovery notify the other party of any claim by him or it for misrepresentation, breach of warranty, breach of covenant or right of indemnification under this Agreement.

         8.4 Termination. In the event that the Closing hereunder does not take place by January 31, 1996 because a condition specified in Article 6 or Article 7 hereof is not satisfied, or because a party hereto is not able to perform its obligations or deliver its consideration prior to that time, then (unless extended by mutual written agreement) this Agreement shall thereupon terminate, and unless the foregoing is caused by the willful failure of Amtech or Hartman to perform or satisfy an agreement or condition to be performed or satisfied by it hereunder, Amtech shall have no further obligation or liability to Hartman and Hartman shall have no further obligation or liability to Amtech, under this Agreement.

         8.5 Notices. All notices requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the date of mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid, to either party at the address shown above for each. Any party may change its address for purposes of this paragraph by giving the other party written notice of the new address in the manner set forth above.

         8.6 Transaction Expenses. Amtech and Hartman will bear their respective expenses in connection with this transaction and if the Closing takes place, Echelon will not be charged with any thereof.

         8.7 Successors. This Agreement may not be assigned by any party, but shall be binding upon and shall inure to the benefit of any successor of Amtech.


         8.8 Entire Agreement. This Agreement represents the entire understanding between the parties as to the subject matter hereof and may not be modified or altered except by an instrument signed by duly authorized representatives of each party.

         8.9 Governing Law. This Agreement shall be deemed to be made under, and shall be governed by and construed in accordance with, the laws of the State of Arizona without reference to conflict of laws principles. Suit to enforce any provision of this Agreement shall be brought in the Superior Court of Maricopa County, Arizona, and each party hereto irrevocably consents to the jurisdiction of such Court.

         8.10 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect, in any way, the meaning or interpretation of this Agreement.

       IN WITNESS WHEREOF, the parties have signed this Agreement on and as of December 29, 1995.

AMTECH SYSTEMS, INC.


By  /s/ J.S. Whang
---------------------------
  J. S. WHANG, PRESIDENT

                   "AMTECH"


  /s/ Eugene R. Hartman
---------------------------
EUGENE R. HARTMAN

                   "HARTMAN"

                                                                 Schedule 3.6(a)

                               ECHELON SERVICE CO.
                                  BALANCE SHEET
                            As of September 30, 1995

                                                  CURRENT YEAR       PRIOR YEAR           VARIANCE
                                                  ------------       ----------           --------
ASSETS

  CURRENT ASSETS:
         Cash & Cash Equivalents              $    428,406.58    $   497,911.96      $   (69,505.38)
         Accounts Receivable                       393,928.25        483,650.27          (89,722.02)
         Accounts Receivable                           500.00            500.00                0.00
         Intercompany Transactions                 516,929.50        248,763.27          268,166.23
         Prepaid Expenses                            6,039.77          4,997.67            1,042.10
                                             ----------------    ---------------     --------------

  TOTAL CURRENT ASSETS                           1,345,804.10      1,235,823.17          109,980.93
                                             ----------------    ---------------     --------------



  PROPERTY, PLANT & EQUIPMENT:
         Leasehold Improvements                      1,390.50          1,390.50                0.00
         Furniture & Fixtures                       54,237.73        154,220.72          (99,982.99)
                                               --------------   ----------------      -------------
                                                    55,628.23        155,611.22          (99,982.99)
         Accum. Depreciation/Amortization           38,381.09        123,265.38          (84,884.29)
                                               --------------   ----------------      -------------

  NET PROPERTY, PLANT & EQUIPMENT                   17,247.14         32,345.84          (15,098.70)
                                               --------------   ----------------      -------------



  PURCHASE PRICE IN EXCESS OF NET                   85,315.00         91,303.00           (5,988.00)
        Assets Acquired                        --------------   ----------------      -------------



  INTANGIBLE ASSETS                                17,253.86         17,253.86                 0.00
                                                -------------      -------------     ---------------


  TOTAL ASSETS                                $ 1,465,620.10     $ 1,376,725.87      $    88,894.23
                                              ==============     ==============      ===============

                                                                 Schedule 3.6(a)

                               ECHELON SERVICE CO.
                                  BALANCE SHEET
                            As of September 30, 1995

                                            CURRENT YEAR          PRIOR YEAR            VARIANCE
                                            ------------          ----------            --------

LIABILITIES &
STOCKHOLDERS INVESTMENT

  CURRENT LIABILITIES:
         Accounts Payable                $      1,406.11       $      1,151.13       $        254.98
         Accrued Liabilities                   87,023.81             97,617.32            (10,593.51)
                                          --------------        --------------         --------------
  TOTAL CURRENT LIABILITIES                    88,429.92             98,768.45            (10,338.53)



  DEFERRED LIABILITIES                    --------------        --------------         --------------
  TOTAL DEFERRED LIABILTIES                                              0.00                   0.00
                                          --------------        --------------         --------------

  STOCKHOLDERS INVESTMENT:
         Common Stock                           3,315.41             3,315.41                   0.00
         Retained Earnings                  1,270,775.01         1,044,874.48             225,900.53
         Net Profit / (Loss)                  103,099.76           229,767.53            (126,667.77)
                                          --------------       --------------         --------------
  TOTAL STOCKHOLDERS INVESMENT              1,377,190.18         1,277,957.42              99,232.76
                                          --------------       --------------         --------------


  TOTAL LIABILITIES &
  STOCKHOLDERS INVESTMENT                 $ 1,465,620.10       $ 1,376,725.87        $     88,894.23
                                          ==============      ===============        ===============

                                                                 Schedule 3.6(b)

                               ECHELON SERVICE CO.
                                INCOME STATEMENT
             For the period October 1, 1994 to September 30, 1995


                                             YEAR TO DATE     PRIOR YEAR TO DATE
                                             ------------     ------------------


REVENUES                                     $4,547,859.68       $6,128,617.68


COST OF SALES                                 4,005,154.21        5,514,049.84
                                             -------------       -------------


GROSS MARGIN                                    542,705.47          614,567.84
                                             -------------       -------------




EXPENSES

    Selling, General & Admin. Expenses          452,689.76          389,676.79
                                             -------------       -------------

TOTAL EXPENSES                                  452,689.76          389,676.79
                                             -------------       -------------


INCOME FROM OPERATIONS                           90,015.71          224,891.05
                                             -------------       -------------


OTHER INCOME & EXPENSES

    Echelon - Interest Income                    13,084.05            4,876.48
                                             -------------       -------------

TOTAL OTHER INCOME & EXPENSES                    13,084.05            4,876.48
                                             -------------       -------------



INCOME BEFORE INCOME TAXES                    $ 103,099.76        $ 229,767.53
                                              ============        ============